EXHIBIT 10.1
SABRE CORPORATION
EXECUTIVE SEVERANCE PLAN
(Adopted November 2, 2017; Effective January 1, 2018)

The purpose of the Sabre Corporation Executive Severance Plan, as amended from time to time (the “Plan”), is to better provide for the retention of key executives through providing them with a higher degree of financial security, on the terms and conditions hereinafter stated. The Plan is intended to be a severance pay plan governed by Title I of ERISA primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Plan will be paid solely from the general assets of the Company.

ARTICLE I
DEFINITIONS
Section 1.01    As used in this Plan, the following terms shall have the respective meanings set forth below:
(a)    “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.
(b)    “Applicable Period” means a specified period immediately following an Eligible Employee’s Date of Termination which shall be twenty-four (24) months for a Level 1 Employee and eighteen (18) months for a Level 2 Employee.
(c)    “Applicable Percentage” means 200% for a Level 1 Employee and 150% for a Level 2 Employee.
(d)    “Base Salary” means a Participant’s annual salary for all services rendered, as established by the Board or by the Compensation Committee.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Bonus” means the annual incentive bonus(es) payable pursuant to the Company’s Executive Incentive Program (“EIP”) or any successor plan or program upon the attainment of pre-established performance goals approved by the Board or the Compensation Committee.
(g)    “Cause” means the occurrence of any of the following with respect to a Participant, as determined (x) with respect to a Level 1 Employee by at least a majority of the members of the Board and (y) with respect to a Level 2 Employee by the Chief Executive Officer of the Company, in either case with respect to subsection (i) through (iii), provided that no act or failure to act by the Participant shall be deemed to constitute Cause if done, or omitted to be done in good faith and with the reasonable belief that the action or omission was in the best interests of the Company:

(i)    the Participant’s gross negligence or willful misconduct in the performance of the Participant’s duties for the Company or an Affiliate (other than due to the Participant’s physical or mental incapacity);
(ii)    the Participant’s breach or violation, in any material respect, of any agreement between the Participant and the Company or any Affiliate or any material policy in the Company’s Code of Business Ethics or similar employee conduct policy (as amended from time to time);
(iii)    the Participant’s commission of a material act of dishonesty or breach of trust with regard to the Company or any of its Affiliates; or
(iv)    the Participant’s indictment for, or plea of guilty or nolo contendere to, a felony or other crime of moral turpitude.
(h)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(i)    “Code” means the Internal Revenue Code of 1986, as amended.
(j)    “Company” means Sabre Corporation, a Delaware corporation, and any successor corporation thereto.
(k)    “Company Change” means any merger, consolidation or corporate reorganization of or involving the Company.
(l)    “Compensation Committee” means the Compensation Committee of the Board.
(m)    “Date of Termination” means the date on which a Participant’s employment by the Company or any of its Affiliates terminates, as further defined in Section 7.06(b) of the Plan.
(n)     “Disability” means the Participant has suffered a physical or mental illness or injury that has (i) impaired the Participant’s ability to substantially perform the Participant’s full-time duties with the Company or an Affiliate with or without reasonable accommodation for a period of 180 consecutive or nonconsecutive days in a twelve (12) month period; (ii) qualifies the Participant for benefits under the Company’s long-term disability plan, including any eligibility or elimination period; and (iii) the Participant shall not have returned to full-time employment with the Company.
(o)    “Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(p)    “Eligible Executive” means a full-time employee of the Company or one of its Affiliates who has been designated as a Level 1 Employee or Level 2 Employee by the Plan Administrator. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Section 201, 301, and 404 of ERISA.
(q)    “Equity Plan” means any equity incentive plan maintained by the Company from time to time under which a Participant has been granted an equity incentive award, including, without limitation, (i) the Sovereign Holdings, Inc. Management Equity Incentive Plan, (ii) the Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan, (iii) the Sabre Corporation 2014 Omnibus Incentive Compensation Plan, or (iv) the Sabre Corporation 2016 Omnibus Incentive Compensation Plan, each as amended from time to time, or any successor plan(s) thereto.

(r)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(s)     “Excise Tax” means the excise tax imposed by Section 4999 of the Code.
(t)    “Good Reason” means the occurrence of any of the following events, without the Participant’s prior written consent:
(i)    any materially adverse change to the Participant’s responsibilities, duties, authority or status from those set forth in the Participant’s employment agreement or offer letter or any materially adverse change in the Participant’s positions, titles or reporting responsibility; provided that the Company becoming or ceasing to be publicly traded shall not be deemed a material adverse change;
(ii)    a relocation of the Participant’s principal business location to an area outside a fifty (50) mile radius of its location as of the date the Participant is selected to participate in the Plan or if Participant is located at the Company’s headquarters as of the date the Participant is selected to participate in the Plan, the moving of the Participant from the Company’s headquarters;
(iii)    a failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising under the Plan or under the Participant’s employment agreement, if any; or
(iv)    a material failure to timely pay any of the Base Salary, Target Bonus or equity awards provided for under the Participant’s compensation arrangement, or a material reduction of the Participant’s annual Base Salary or Target Bonus in connection with the Participant’s employment, provided, that, a reduction in Base Salary or Target Bonus of less than five percent (5%) that is proportionately applied to employees of the Company generally shall not constitute Good Reason hereunder.
For purposes of this Plan, any event described above shall constitute Good Reason only if within thirty (30) days following the date on which the Participant has knowledge of the occurrence of the event, the Participant has delivered written notice to the Company of the Participant’s intention to terminate the Participant’s employment for Good Reason, and the Company shall not have cured such circumstances (if susceptible to cure) within thirty (30) days following receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30)-day period, the Company has not taken all reasonable steps within such thirty (30)-day period to correct such grounds as promptly as practicable thereafter).
(u)    “Nonqualifying Termination” means a termination of the Participant’s employment other than a Qualifying Termination.
(v)    “Participant” means any Eligible Executive who is selected to be a participant in the Plan by action of the Plan Administrator as specified herein.
(w)    “Post-Employment Restrictive Covenants and other Obligations” means the restrictive covenants and other obligations applicable to the Participant and contained in the Company’s Confidentiality and Restrictive Covenant Agreement or, as applicable, in the Participant’s employment agreement.
(x)    “Plan Administrator” means the Compensation Committee of the Board, or, if the Board so determines, another committee of the Board or the Board itself.

(y)    “Qualifying Termination” means a (i) termination of the Participant’s employment by the Company other than for Cause, death or Disability or (ii) termination of the Participant’s employment as a result of a resignation by the Participant for Good Reason.
(z)    “Recoupment Rules” means the rules or regulations promulgated under the Dodd-Frank Act or by any stock exchange on which the Company’s securities are listed.
(aa)    “Release” means the Company’s form of waiver and release of claims, as may be updated and revised from time to time.
(bb)    “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.
(cc)    “Specified Percentage” means 135% for a Level 1 Employee and 80% for a Level 2 Employee.
(dd)     “Target Bonus” means, with respect to any Year, the amount of the target incentive Bonus for such Year that is established for the Participant by the Board or the Compensation Committee.
(ee)    “Year” means the fiscal year of the Company.
ARTICLE II

PARTICIPATION AND SCOPE OF SEVERANCE BENEFITS
Section 2.01    Participation in the Plan. The Plan Administrator may designate any Eligible Executive to be a Participant. The Plan Administrator may vary the terms of a Participant’s participation on a case-by-case basis. Promptly following such designation, each Participant shall be notified of his or her participation in a formal communication from the Plan Administrator or the Company. Participation in the Plan shall be determined in the Plan Administrator’s sole discretion. Once participation in the Plan has commenced, a Participant shall remain a Participant until the first to occur of (i) a Nonqualifying Termination or (ii) the completion of the delivery of all benefits under the Plan following a Qualifying Termination under circumstances giving rise to a right to such benefits or following any other termination that provides for benefits hereunder.
Section 2.02    Conditions.
As a condition precedent to entitlement of each Participant to benefits under Section 3.01(b), (c), (d) and (e) of the Plan, the Participant agrees to each of the following:
(a)    The Participant shall have executed, within twenty-one (21) days, or if required for an effective release, forty-five (45) days, following the Participant’s Date of Termination, the Release, and the applicable revocation period set forth in such release shall have expired. For the avoidance of any doubt, the Release shall supersede and replace in its entirety, any other release required to be executed under any employment agreement or other arrangement with the Participant.
(b)    The Participant shall reaffirm his or her agreement to abide by the Post-Employment Restrictive Covenants and Other Obligations. Further, the Participant agrees that suspension of the benefits under Section 3.01(b), (c), (d) and (e) of the Plan as a consequence of the Participant’s breach of the Post-Employment Restrictive Covenants and Other Obligations does not in any way limit the ability of the

Company to pursue injunctive relief or to seek additional damages with respect to the Participant’s breach of such obligations; provided, further, that, notwithstanding anything to the contrary herein, with respect to any penalty arising from the Participant’s obligation to engage in or to refrain from engaging in any activities that are set forth in the Equity Plan shall be governed by the provisions of the Equity Plan or any applicable equity award grant agreement (unless otherwise expressly set forth in the Post-Employment Restrictive Covenants and other Obligations).
Section 2.03    Except as otherwise provided in Section 3.01(d), a Participant shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment after the Date of Termination.
Section 2.04    The Plan shall supersede and replace in their entirety any severance benefits to which the Participant would otherwise be entitled under the Participant’s employment agreement, or any general severance policy or plan maintained by the Company or an Affiliate that provides for severance benefits (unless the agreement, policy or plan expressly provides for severance benefits to be in addition to those provided under the Plan), but shall not supersede or replace any benefits due to the Participant upon termination under any incentive compensation or other benefit plan, including any tax-qualified plan, maintained by the Company (to the extent that such benefit plan does not provide for a duplication of the benefits described hereunder) or under the Participant’s equity award grant agreements. The severance payments and benefits to which a Participant is otherwise entitled shall be further reduced (but not below zero) by any payments or benefits to which the Participant may be entitled under any federal, state or local plant-closing (or similar or analogous) law (including, without limitation, the U.S. Worker Adjustment and Retraining Notification Act).
ARTICLE III

TERMINATION BENEFITS
Section 3.01    Qualifying Termination. If the employment of a Participant terminates as a result of a Qualifying Termination, then the Participant shall be entitled to the following payments and benefits, which shall be payable in accordance with Article IV to the extent applicable:
(a)    A lump-sum cash amount equal to the sum of (i) the Participant’s Base Salary through the Date of Termination, (ii) reimbursement for any unreimbursed business expenses incurred by the Participant in accordance with Company policy prior to the Date of Termination that are eligible for reimbursement and (iii) payment for vacation time accrued as of the Date of Termination but unused, in accordance with the Company’s vacation policy as in effect as of the Date of Termination (such amounts under clauses (i), (ii) and (iii) above, collectively the “Accrued Obligations”).
(b)    A lump-sum cash amount equal to any accrued but unpaid annual Bonus that was determined to be payable for the immediately preceding year based on actual performance attainment and that the Participant would have been paid had the Participant remained employed through the date such Bonuses are paid in the year of the Participant’s termination.
(c)    Cash payments in an aggregate amount equal to the Applicable Percentage of the sum of (i) the Participant’s annual Base Salary as in effect immediately prior to the Date of Termination and (ii) 110% of the Participant’s Target Bonus for the Year prior to the Year in which the Date of Termination occurs, or if the Participant does not have a Target Bonus for such prior Year, the Specified Percentage of the Participant’s Base Salary for the Year in which the Date of Termination occurs.
(d)    For the Applicable Period commencing on the day after the Date of Termination, the Company shall continue to provide medical, dental and vision benefits to the Participant and any eligible dependents which are substantially similar to those provided generally to executive officers of the Company and their eligible dependents (including any required contribution by such executive officers) pursuant to such medical, dental and vision plans as may be in effect from time to time as if the Participant’s employment had not been terminated (it being understood that the Company may provide such coverage by treating this as a COBRA period and charging the Participant only the amount of the contribution that would be required of the Participant as an active employee); provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive health insurance benefits under another employer provided plan, the benefits described in this paragraph shall terminate. In such event, the Participant is obligated to promptly notify the Company of any changes in the Participant’s benefits coverage.
(e)    Senior executive level outplacement services, at the Company’s expense, for a period of one (1) year, using a reputable provider selected by the Participant with the Company’s approval (which shall not be unreasonably withheld).
Section 3.02    Termination on Death or Disability. If the employment of a Participant terminates as a result of the Participant’s death or Disability, then the Participant or the Participant’s beneficiary shall be entitled to the following payments, which shall be payable in accordance with Article IV:
(a)    A lump-sum cash amount equal to the Accrued Obligations.
(b)    A lump-sum cash amount equal to any accrued but unpaid annual Bonus that was determined to be payable for the immediately preceding year based on actual performance attainment and that the Participant would have been paid had the Participant remained employed through the date such bonuses are paid in the year the Participant dies or becomes Disabled.
Section 3.03    Voluntary Termination. The Participant may terminate his or her employment for any reason upon sixty (60) days’ notice to the Company. If the Participant voluntarily terminates his or her employment (other than for Good Reason), the Company will pay to the Participant the Accrued Obligations (in accordance with Article IV).
Section 3.04    Termination for Cause. The Board may terminate the Participant’s employment at any time for Cause. In the event the Participant’s employment is terminated for Cause, the Company will pay to the Participant the Accrued Obligations (in accordance with Article IV).
ARTICLE IV

FORM AND TIME OF PAYMENT
Section 4.01    The payments of the Accrued Obligations contemplated under Sections 3.01(a), 3.02(a), 3.03 and 3.04 shall be made within thirty (30) days of the Date of Termination and by any date within such period as may be required by applicable laws.
Section 4.02    The cash payments contemplated under Section 3.01(c) shall be paid in equal installments in accordance with normal Company payroll practices over the Applicable Period, commencing on the sixtieth (60th) day following the Date of Termination in accordance with Section 4.04.

Section 4.03    The lump sum cash payment contemplated under Section 3.02(b) shall be paid on the date the annual Bonuses are otherwise paid to executives who remain employed with the Company and in any event within such period as to constitute a “short-term deferral” for purposes of Section 409A of the Code.
Section 4.04    The payments and benefits under Sections 3.01(b), 3.01(c) and 3.01(e), which are conditioned upon the execution and effectiveness of the Release, shall not be made, provided or commence (as applicable) until the sixtieth (60th) day following the Date of Termination.
Section 4.05    To the extent any reimbursements or in-kind payments due to the Participant under Section 3.01(e) or otherwise under the Plan constitute non-qualified deferred compensation subject to Section 409A of the Code, any such reimbursements or in-kind payments shall be paid to the Participant in accordance with the Company’s policies in effect from time to time, but in any event (i) shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit; and (iv) shall be provided in a manner that is otherwise consistent with Treas. Reg. §1.409A-3(i)(1)(iv) (or any successor).
Section 4.06    Notwithstanding anything in this Plan to the contrary, no amount payable as a result of a Participant’s termination of employment under Article III hereof that is non-qualified deferred compensation subject to Section 409A of the Code shall be paid unless the Participant experiences a Separation from Service. However, if the Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any amounts that are non-qualified deferred compensation that are payable upon a Separation from Service shall instead be paid to the Participant on the first business day that is after the earlier of (i) the date that is six (6) months following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death (the “Delay Period”), to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4.06 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. Further, for purposes of Section 409A of the Code, the Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
ARTICLE V

AMENDMENT / TERMINATION OF PLAN
Section 5.01    This Plan may be amended by action of the Board or the Compensation Committee, provided that any amendment that materially and adversely impacts the right of a Participant under the Plan shall not become effective without the Participant’s written consent. The Plan may not be terminated without the Participant’s written consent.

ARTICLE VI

FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE
Section 6.01    If, after the effective date of the Plan, none of the Company or any of its consolidated subsidiaries are an entity whose stock is readily tradable on an established securities market (or otherwise) and a “change of control” under Regulation 1.280G of the Code occurs, the Participant and the Company shall cooperate and use commercially reasonable best efforts to take such actions as may be necessary to avoid the imposition of the Excise Tax or a loss of deductibility under Section 280G of the Code, which may include (subject to the Participant’s consent) the Participant’s agreement to waive the accelerated vesting, lapse of restrictions or payment of any such payments and benefits and the Company seeking to obtain stockholder approval in accordance with the terms of Section 280G(b)(5) of the Code.
Section 6.02    In the event that the benefits provided for in this Plan (together with any other benefits or amounts) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Article VI be subject to the Excise Tax, then the Participant’s benefits under this Plan shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence. Where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero; provided, however, that in no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Plan or any other arrangement) in violation of Section 409A. If any parachute payments are paid in full, the Participant will be solely responsible for the payment of any Excise Tax and the Company will have no further obligations with respect thereto.
Section 6.03    Unless the Company and the Participant otherwise agree in writing, all determinations required to be made under this Article VI, including the manner and amount of any reduction in the Participant’s benefits under this Plan, and the assumptions to be utilized in arriving at such determinations, shall be promptly determined and reported in writing to the Company and the Participant by such independent public accountants or other independent advisors selected by the Company that are not serving as the accountants or auditors for the individual, entity or group effecting the Change in Control (the “Accountants”), and all such computation and determinations shall be conclusive and binding upon the Participant and the Company. All fees and expenses of the Accountants shall be borne solely by the Company, and the Company shall enter into any agreement requested by the Accountants in connection with the performance of the services hereunder. For purposes of making the calculations required by this Article VI, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this Article VI.
Section 6.04    As expressly permitted by Q/A #32 of the Treasury Regulations under Code Section 280G, with respect to performing any present value calculations that are required in connection with this Article VI, the Participant and the Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the date this Plan is adopted and the Accountants shall therefore use such AFR in their determinations and calculations.

ARTICLE VII

MISCELLANEOUS PROVISIONS
Section 7.01    Plan Administration. The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan, provided that only the Compensation Committee or the Board shall have authority to serve as the Plan Administrator with respect to Participants who are Level 1 Employees. Subject to applicable laws, the Plan Administrator may delegate authority to administer the Plan on a day-to-day basis to the Company’s Head of Human Resources or to such other officer of the Company, provided that any such delegate must not be eligible to participate in the Plan. The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan. Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof will be borne by the Company.
Section 7.02    Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
Section 7.03    Scope of Benefits under Plan. Nothing in this Plan shall be deemed to entitle the Participant to continued employment with the Company or its Affiliates; provided, however, that notwithstanding anything herein to the contrary, if the Participant is subject to a Qualifying Termination, the Participant shall be subject to all of the benefit and payment provisions of this Plan.
Section 7.04    Successors’ Binding Obligation.
(a)    This Plan shall not be terminated by any Company Change or transfer of assets. In the event of any Company Change or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.
(b)    The Company agrees that concurrently with any Company Change or transfer of assets, it will cause any successor or transferee unconditionally to assume by written instrument delivered to the Participant (or his beneficiary or estate) all of the obligations of the Company hereunder.
(c)    The rights under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.
Section 7.05    Compensation Recoupment. Pursuant to the Dodd-Frank Act, the benefits provided for in this Plan shall not be deemed fully earned or vested, even if paid or distributed to the Participant, if the amount payable under Article III or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback” by the Company pursuant to the provisions of the Dodd-Frank Act and any Recoupment Rules or any recovery policy adopted by the Board or the Compensation Committee.

In addition, the Participant hereby acknowledges that this Plan may be amended as necessary and/or shall be subject to any recoupment policies adopted by the Company, including policies adopted to comply with the requirements and/or limitations under the Dodd-Frank Act and any Recoupment Rules, or any other federal, stock exchange or legal requirements, including by expressly permitting (or, if applicable, requiring) the Company to revoke, recover and/or clawback the benefits provided herein.
Section 7.06    Notice.
(a)    For purposes of this Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after deposit in the United States mail, registered and return receipt requested, postage prepaid, addressed as follows:

If to the Participant:

To the most recent address of the Participant set forth in the personnel records of the Company

If to the Company:

Sabre Corporation
3150 Sabre Drive
Southlake, Texas 76092
Attention: Executive Vice President and Chief Administrative Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Alternatively, notice may be deemed to have been delivered when sent by facsimile to a location provided by the other party hereto.

(b)    A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, shall (i) indicate the specific termination provision in this Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated and (iii) specify the Date of Termination. For purposes of the Plan, “Date of Termination” means (A) if the Participant’s employment is terminated by the Participant’s death, the date of the Participant’s death, (B) if the Participant’s employment is terminated as a result of the Participant’s Disability, the date upon which the Participant receives the notice of termination from the Company, (C) if the Participant voluntarily terminates the Participant’s employment (other than for Good Reason) or the Participant’s employment is terminated by the Company without Cause, the date specified in the notice given by the Participant pursuant to Section 3.03, or by the Company, as applicable, which shall not be less than sixty (60) days after such notice, (D) if the Participant terminates for Good Reason, a date within thirty (30) days after the date that the cure period contemplated under Section 1.01(t) has expired if the Company has failed to remedy within such period the circumstances constituting Good Reason, and (E) if the Participant’s employment is terminated for any other reason, the date on which the notice of termination is given unless otherwise agreed to by the Company. The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

Section 7.07    Employment with Affiliates. Employment with the Company for purposes of this Plan shall include employment with any of its Affiliates.
Section 7.08    Governing Law; Validity. The interpretation, construction and performance of the provisions of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to the principle of conflicts of laws, to the extent Texas laws are not preempted by ERISA. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.
Section 7.09    Waiver. No provision of this Plan may be waived unless such waiver is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Participant or the Company to insist upon strict compliance with any provision of this Participant or to assert any right the Participant or the Company may have hereunder, including without limitation, the right of the Participant to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.
Section 7.10    Code Section 409A.  It is intended that this Plan shall comply with the provisions of Section 409A of the Code, and the Plan shall be interpreted and administered in a manner consistent with this intent. If any provision of the Plan (or of any award of compensation, including equity compensation or benefits) would cause the Participant to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with the Participant, reform such provision to comply with Section 409A of the Code; provided, that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without violating the provisions of Section 409A of the Code. The Company makes no representations that the payments or benefits provided hereunder will be exempt from any penalties that may apply under Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Plan. Nothing in this Plan shall provide a basis for any person to take action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under the Plan, and neither the Company nor any of its Affiliates shall under any circumstances have any liability to the Participant or the Participant’s estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Plan, including taxes, penalties or interest imposed under Section 409A of the Code.
Section 7.11    No Right to Continued Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits will be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, and all Participants will remain subject to discharge to the same extent as if the Plan had never been adopted.
ARTICLE VIII

CLAIMS, INQUIRIES, APPEALS
Section 8.01    Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the claims administrator in writing, as follows:

Claims Administrator – Attn: Senior Vice President – Compensation
Sabre Corporation
3150 Sabre Drive
Southlake, Texas 76092

Section 8.02    Denial of Claims. In the event that any application for benefits is denied in whole or in part, the claims administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the Participant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the claims administrator needs to complete the review and an explanation of the Plan’s review procedure.
This written notice will be given to the Participant within thirty (30) days after the claims administrator receives the application, unless special circumstances require an extension of time, in which case, the claims administrator has up to an additional thirty (30) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial thirty (30)-day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the claims administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.
Section 8.03    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may (but without any obligation to do so) appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review will be in writing and will be addressed to:
Claims Administrator – Attn: Senior Vice President - Compensation
Sabre Corporation
3150 Sabre Drive
Southlake, Texas 76092

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.
Section 8.04    Decision on Review. The Plan Administrator will act on each request for review within 20 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional twenty (20) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial twenty (20)-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 8.04 the application will be deemed denied on review.
Section 8.05    Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
Section 8.06    Exhaustion of Remedies. No claim for benefits under the Plan may be brought in any forum until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 8.01 above, (b) has been notified by the claims administrator that the application is denied (or the application is deemed denied due to the claims administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 8.03 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 8.04 above).
Section 8.07    Final Dispute Resolution. Any and all disputes under this Plan (including but not limited to disputes regarding interpretation, scope, or validity of the Plan, any pendant state claims if not otherwise preempted by ERISA) remains unresolved after the exhaustion of the claims procedure outlined in Sections 8.01 through 8.06, above, will be submitted to the exclusive jurisdiction of the United States District Court for the Northern District of Texas.
Section 8.08    Attorneys’ Fees. In the event of any dispute under this Plan, the court may award attorneys’ fees as provided under 29 U.S.C. 1132(g)(1).